Prospectus Supplement To prospectus dated September 21, 2012	Filed pursuant to Rule 424(b)(5) Registration No. 333-183750

1,064,801 shares of Common Stock

Miller Energy Resources, Inc.

You should carefully read this prospectus supplement and the accompanying prospectus before you invest.  Both documents contain information you should consider before making your investment decision.

Pursuant to this prospectus supplement and the accompanying base prospectus, we are offering to certain accredited and institutional investors, pursuant to this prospectus supplement and the accompanying base prospectus, an aggregate of 1,064,801 shares of our common stock.

Our common stock is listed on NYSE under the symbol "MILL."  On September 19, 2012, the closing price of our common stock as reported on NYSE was $4.99 per share.

Investing in our common stock involves a high degree of risk.  Risks associated with an investment in our common stock are described in the section entitled “Risk Factors” beginning on page S-5 of this prospectus supplement.  You should carefully consider these risk factors before making an investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

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The date of this prospectus supplement is September 21, 2012

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying base prospectus are part of a registration statement on Form S-3 (File No. 333-183750) that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this “shelf” registration process, we may from time to time sell any combination of securities described in the accompanying base prospectus in one or more offerings up to a total of $500 million.

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of common stock being offered, the risks relating to an investment in our common stock, and also adds to and updates information contained in the accompanying base prospectus and the documents incorporated by reference into the prospectus supplement and the accompanying base prospectus. The second part is the accompanying base prospectus, which gives more general information, some of which, such as the section titled “Plan of Distribution” and descriptions of unissued securities other than our common stock, do not apply to this offering.

If the description of the offering varies between this prospectus supplement and the accompanying base prospectus, you should rely on the information contained in this prospectus supplement. However, if any statement in one of these documents is inconsistent with a statement in another document having a later date — for example, a document incorporated by reference in this prospectus supplement and the accompanying base prospectus — the statement in the document having the later date modifies or supersedes the earlier statement.  We are not incorporating by reference any information submitted under Item 2.02 or Item 7.01 of any Current Report on Form 8-K into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934 or into this prospectus supplement or the accompanying base prospectus.

Any statement contained in a document incorporated by reference, or deemed to be incorporated by reference, into this prospectus supplement or the accompanying base prospectus will be deemed to be modified or superseded for purposes of this prospectus supplement or the accompanying base prospectus to the extent that a statement contained herein, therein or in any other subsequently filed document which also is incorporated by reference in this prospectus supplement or the accompanying prospectus modifies or supersedes that statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement or the accompanying base prospectus.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference in this prospectus supplement and the accompanying base prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

The information contained in this prospectus supplement and the accompanying prospectus is correct only as of the date on the cover page, regardless of the date this prospectus supplement was delivered to you or the date on which you acquired any of the shares.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING INFORMATION

We have made forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 concerning our operations, economic performance and financial condition in our Annual Report on Form 10-K for fiscal 2012, as amended, and our other filings with the Securities and Exchange Commission, and may make other forward-looking statements from time to time in other public filings, press releases and discussions with our management. These forward-looking statements include information concerning future production and reserves, schedules, plans, timing of development, contributions from oil and gas properties, marketing and midstream activities, and also include those statements preceded by, followed by or that otherwise include the words “may,” “could,” “believes,” “expects,” “anticipates,” “intends,” “estimates,” “projects,” “target,” “goal,” “plans,” “objective,” “should” or similar expressions or variations on such expressions.  For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that our expectations will prove to be correct.  We undertake no obligation to publicly update or revise any forward-looking statements whether as a result of new information, future events or otherwise. These forward-looking statements involve risk and uncertainties. Important factors that could cause actual results to differ materially from our expectations include, but are not limited to, the following risks and uncertainties:

•	the potential for our company to experience additional operating losses;
•	high debt costs under our existing senior credit facility;
•	potential limitations imposed by debt covenants under our senior credit facility on our growth and our ability to meet our business objectives;
•	our need to enhance our management, systems, accounting, controls and reporting performance;
•	litigation risks;
•

our ability to perform under the terms of our oil and gas leases, and exploration licenses with the Alaska Department of Natural Resources, including meeting the funding or work commitments of those agreements;

•	our ability to successfully acquire, integrate and exploit new productive assets in the future;
•	our ability to recover proved undeveloped reserves and convert probable and possible reserves to proved reserves;
•	risks associated with the hedging of commodity prices;
•	our dependence on third party transportation facilities;
•	concentration risk in the market for the oil we produce in Alaska;
•	the impact of natural disasters on our Cook Inlet Basin operations;
•	the imprecise nature of our reserve estimates;
•	drilling risks;
•	fluctuating oil and gas prices and the impact on our results from operations;
•	the need to discover or acquire new reserves in the future to avoid declines in production;
•	differences between the estimated present value of cash flows from proved reserves and the market value of those reserves;
•	the existence within the industry of risks that may be uninsurable;
•

constraints on production and costs of compliance that may arise from current and future environmental, Federal Energy Regulatory Commission and other statutes, rules and regulations at the state and federal level;

•	the impact that future legislation could have on access to tax incentives currently enjoyed by Miller;
•	that no dividends may be paid on our common stock for some time;
•	cashless exercise provisions of outstanding warrants;
•	market overhang related to restricted securities and outstanding options and warrants;
•	the impact of non-cash gains and losses from derivative accounting on future financial results; and
•	risks to non-affiliate shareholders arising from the substantial ownership positions of affiliates.

Most of these factors are difficult to predict accurately and are generally beyond our control. You should consider the areas of risk described in connection with any forward-looking statements that may be made herein.  Readers are cautioned not to place undue reliance on these forward-looking statements, and readers should carefully review this prospectus supplement, our Annual Report on Form 10-K for fiscal 2012, as amended, in its entirety, including the risks described in Item 1A. Risk Factors, and our other filings with the Securities and Exchange Commission. Except for our ongoing obligations to disclose material information under the Federal securities laws, we undertake no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events. These forward-looking statements speak only as of the date of this prospectus supplement, and you should not rely on these statements without also considering the risks and uncertainties associated with these statements and our business.

PROSPECTUS SUPPLEMENT SUMMARY

This summary only highlights the more detailed information appearing elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein.  It may not contain all of the information that may be important to you.  To fully understand the investment you are contemplating, you should read carefully this entire prospectus supplement, the accompanying prospectus and the detailed information incorporated into each of them by reference before you decide to make an investment.  You should pay special attention to the “Risk Factors” section of this prospectus supplement beginning on page S-5 to determine whether an investment in our common stock is appropriate for you.

When used herein, "Miller", "we", "us" or "our" refers to Miller Energy Resources, Inc., a Tennessee corporation, and our subsidiaries.  The information which appears on our website at www.millerenergyresources.com is not part of this prospectus.

THE BUSINESS

We are an independent exploration and production company that utilizes seismic data, and other technologies for geophysical exploration and development of oil and gas wells in the Appalachian region of eastern Tennessee and the Cook Inlet Basin in south central Alaska. In addition to our engineering and geological capabilities, we provide land drilling services on a contract basis to customers primarily engaged in natural gas exploration and production.

Our principal executive offices are located at 9721 Cogdill Road, Suite 302, Knoxville, TN  37932 and our telephone number is (865) 223-6575.  Our fiscal year end is April 30.  We maintain a corporate web site at www.millerenergyresources.com.  The information which appears on this web site is not part of this prospectus.

THE OFFERING

The Offering:

Pursuant to this prospectus supplement and the accompanying prospectus, we are offering an aggregate of 1,064,801 shares of our common stock which we agreed to issue pursuant to the terms and conditions of two agreements: a Bristol Warrant Exercise Agreement, dated September 20, 2012, between our company and Bristol Capital, LLC, related to a warrant issued to Bristol Capital, LLC on May 20, 2011, to purchase 300,000 shares of our common stock, and a Special Warrant Exercise Agreement, dated September 21, 2012, between our company and certain holders of our March 2010 common stock purchase warrants.  We refer to these March 2010 common stock warrants as the March 2010 Warrants and to the May 20, 2011 warrant as the Bristol Warrant.

Under the terms of these agreements, these investors have agreed to exercise the March 2010 Warrants and the Bristol Warrant immediately for cash at $4.00 per share and waived the right to exercise them on a cashless basis.  In connection with the Special Warrant Exercise Agreement, all but one of the investors not exercising their  March 2010 Warrants have agreed to permanently waive the ratchet provision in the March 2010 Warrants in exchange for a one year extension to the term of their March 2010 Warrants.  Lastly, the investors parties to the Special Warrant Exercise Agreement have agreed to convert the accrued but unpaid liquidated damages into an aggregate of 178,800 shares of our common stock and to release us from any and all claims for those damages and related interest.  Under the terms of these agreements, we agreed to issue the investors an aggregate of 1,064,801 shares of our common stock.  We will receive gross proceeds of $3,544,004 from the investors upon the exercise of these March 2010 Warrants and the Bristol Warrant.

Common stock to be outstanding after this offering:

43,086,694 shares, based on 42,021,893 shares of our common stock outstanding on September 18, 2012 and excluding any shares of our common stock issuable upon the exercise of outstanding warrants or options.

NYSE symbol:	MILL

Use of proceeds:	The net proceeds of this offering will be added to our general funds and used for working capital.

Transfer agent:	Interwest Transfer Company, Inc., 1981 Murray Holladay Road, Suite 100, Salt Lake City, Utah 84117.

RISK FACTORS

An investment in our common stock involves a significant degree of risk. You should not invest in our common stock unless you can afford to lose your entire investment. You should consider carefully the following risk factors and other information in this prospectus before deciding to invest in our common stock.

Risks Related to Our Business

We have a history of operating losses; we incurred a net loss in both fiscal 2011 and fiscal 2012 and our net income in fiscal 2010 was the result of one-time acquisition gains. Our revenues are not currently sufficient to fund our operating expenses and there are no assurances we will develop profitable operations.

We reported an operating loss of approximately $25.1 million in fiscal 2012, $14.6 million in fiscal 2011 and $11.3 million in 2010. Our net loss of approximately $18.7 million in 2012 is primarily attributable to the operating loss, plus $4.6 million in other expense, partially offset by an approximate $11.0 million benefit from income taxes. Our net loss of approximately $3.9 million in 2011 is primarily attributable to the operating loss, partially offset by an approximate $4.4 million in other income and a $6.3 million benefit from income taxes. Our net income of approximately $250.9 million in fiscal 2010 is attributable to $461.1 million in gains on the acquisition of the Alaska and Tennessee businesses. As a result of the continued expansion of our business during fiscal 2012, our operating expenses presently exceed our revenues. We anticipate that our operating expenses will continue to increase as we fully develop our operations following the acquisition of the Alaskan assets. Although we expect an increase in our revenues to come from these development activities, we will continue depleting our cash resources to fund operating expenses until such time as we are able to significantly increase our revenues. We may have to reduce our expansion efforts if we have not seen an increase in revenues in the next few months. While we believe that our revenue will increase and exceed our operating expenses, there are no assurances that we will develop profitable operations.

We will be subject to new debt costs under the terms of our Credit Facility with Apollo Investment Corporation. Monies borrowed are subject to an interest rate of 18% per annum.

In June 2012 we entered into a Loan Agreement with Apollo Investment Corporation, under which a credit facility of up to $100 million, which we refer to as the Apollo Credit Facility, was made available to us. At closing, we drew $40 million under the Apollo Credit Facility. That amount and any other monies borrowed by us will bear interest at mezzanine rates and will be subject to a make whole premium and prepayment penalties if any prepayments are made prior to June 29, 2016. These debt costs may be substantial, and will adversely impact our results until such time as the facility has been repaid. We are also subject to restrictions on our ability to pay for general and administrative expenses. This could mean that we would need to make reductions in general and administrative expenses in future periods, which could impact our ability to operate our business and achieve our aggressive plan for development. The Apollo Credit Facility further establishes priorities among the projects we may choose to fund using either loan proceeds or our ordinary collections. This may constrain management's ability to pursue projects in their optimal order, or require us to obtain consents from our lenders in order to deviate from the established list of priorities.

Restrictive debt covenants could limit our growth and our ability to finance our operations, fund our capital needs, respond to changing conditions and engage in other business activities that may be in our best interests.

The Apollo Credit Facility contains a number of significant covenants that, among other things, restrict our ability to:

•	dispose of assets;
•	incur or guarantee additional indebtedness and issue certain types of preferred stock;
•	pay dividends on our capital stock;
•	create liens on our assets;

•	enter into sale or leaseback transactions;
•	enter into specified investments or acquisitions;
•	repurchase, redeem or retire our capital stock or subordinated debt;
•	merge or consolidate, or transfer all or substantially all of our assets and the assets of our subsidiaries;
•	engage in specified transactions with subsidiaries and affiliates; or
•	pursue other corporate activities.

We may be prevented from taking advantage of business opportunities that arise because of the limitations imposed on us by the restrictive covenants under the Apollo Credit Facility. Also, the Apollo Credit Facility will require us to maintain compliance with specified financial ratios and satisfy certain financial condition and oil and gas production-level tests. Our ability to comply with these ratios and financial condition and production-level tests may be affected by events beyond our control and, as a result, we may be unable to meet these ratios and financial condition and production-level tests. These financial ratio restrictions and financial condition and production-level tests could limit our ability to obtain future financings, make needed capital expenditures, withstand a future downturn in our business or the economy in general or otherwise conduct necessary corporate activities. A decline in oil and natural gas prices, a prolonged period of oil and natural gas prices as lower levels, or any event with limits our ability to meet oil and gas production requirements specified in the Apollo Credit Facility could eventually result in our failing to meet one or more of the financial and production-level covenants required by the Apollo Credit Facility, which could require us to raise additional capital at an inopportune time or on terms not favorable to us. A breach of any of these covenants or our inability to comply with the required financial ratios or financial condition or production-level tests could result in a default under the Apollo Credit Facility. A default under that facility, if not cured or waived, could result in acceleration of all indebtedness outstanding under our credit agreement. The accelerated debt would become immediately due and payable. If that should occur, we may be unable to pay all such debt or to borrow sufficient funds to refinance it. Even if new financing were then available, it may not be on terms that are acceptable to us.

Our business and stock price could be adversely affected if we are not successful in enhancing our management, systems, accounting, controls and reporting performance.

We have experienced, and may continue to experience, difficulties in implementing the management, operations and accounting systems, controls and procedures necessary to support our growth and expanded operations, as well as difficulties in complying with the accounting and reporting requirements related to our growth, acquisitions and status as an accelerated filer. With respect to enhancing our management and operations team, we may experience difficulties in finding and retaining additional qualified personnel, and if such personnel are not available locally, we may incur higher recruiting, relocation, and compensation expense. In an effort to meet the demands of our planned activities in fiscal 2013 and thereafter, we may be required to supplement our staff with contract and consultant personnel until we are able to hire new employees. We further may not be successful in our efforts to enhance our systems, accounting, controls and reporting performance. All of this may have a material adverse effect on our business, results of operations, cash flows and growth plans, on our regulatory and listing status, and on our stock price.

We are party to several lawsuits seeking millions of dollars in damages against us. An adverse decision in any of these lawsuits could result in our being forced to pay the prevailing plaintiff substantial amounts of money that would adversely impact our ability to continue with our development plans and/or operate our business.

We are subject to lawsuits seeking millions of dollars in damages against us. While we believe these suits to be of an essentially frivolous nature, litigation is inherently unpredictable, and any damages that could ultimately be paid by us in relation to any of these lawsuits are subject to significant uncertainty. The timing and progression of each case is also unpredictable; it may take years for the case to make its way to trial and through various appeals. The total amounts that will ultimately be paid by us in relation to all obligations relating to these lawsuits are subject to significant uncertainty and the ultimate exposure and cost to us will be dependent on many factors, including the time spent litigating each case and the attorneys' fees incurred by us in defending the cases. Our financial statements contained in our Annual Report on Form 10-K for fiscal 2012 do not contain any reserves for any potential damages associated with this pending litigation. If we should not be successful in our defense of this pending litigation, our results of operations in future periods could be materially adversely impacted.

CIE's operations are subject to oversight by the Alaska DNR. CIE's oil and gas leases could be terminated if it fails to uphold the terms of the Assignment Oversight Agreement. If the leases were terminated, we would be unable to continue our operations as they are presently conducted. The Assignment Oversight Agreement, along with the Performance Bond Agreement for the Redoubt Unit and Redoubt Shoal Field, also impose significant bonding requirements on us, which could adversely impact our ability to increase our revenues in future periods.

As a condition of the assignment of certain leases, our subsidiary Cook Inlet Energy, LLC, or CIE, entered into the Assignment Oversight Agreement with the Alaska Department of Natural Resources, or Alaska DNR, effective November 5, 2009. The terms of the agreement require CIE to meet certain funding thresholds and report to the Alaska DNR regularly, until the Alaska DNR determines that CIE has completed its development and operation obligations under the leases. Should CIE fail to submit the information required under the agreement, or spend funds for items or activities that do not support core oil and gas activity as set out in the Plan of Operations or Plan of Development for the leases, the Alaska DNR could choose to terminate the leases.

Additionally, on March 11, 2011, CIE entered into a Performance Bond Agreement with the Alaska DNR concerning certain bonding requirements initially established by the Assignment Oversight Agreement. The performance bond, which is set at $18 million, is intended to ensure that CIE has sufficient funds to meet its dismantlement, removal and restoration obligations pertaining to the Redoubt Unit and Redoubt Shoal Field. The agreement includes a funding schedule, which requires payments annually on July 1, beginning in 2013, of amounts ranging from $1 million to $2.5 million per year, and totaling $12 million, as approximately $6.8 million was funded by the previous owner. If CIE is more than 10 days late with a payment to the State Trust Account or more than 10 days late providing proof of a payment into a private account, the state will assess a late payment fee of $50,000. Our obligation to fund the bond beginning in July 2013 will adversely impact our cash resources available to devote to the expansion of our operations. If we must pay one or more late payment fees, it will further reduce the cash resources we have available to devote to the expansion of our operations and could adversely impact our ability to increase our revenues in future periods.

We will be subject to risks in connection with acquisitions, and the integration of significant acquisitions may be difficult.

Our business plan contemplates significant acquisitions of reserves, properties, prospects, and leaseholds and other strategic transactions that appear to fit within our overall business strategy, which may include the acquisition of asset packages of producing properties or existing companies or businesses operating in our industry. The successful acquisition of producing properties requires an assessment of several factors, including:

•	recoverable reserves;
•	future oil and natural gas prices and their appropriate differentials;
•	development and operating costs; and
•	potential environmental and other liabilities.

The accuracy of these assessments is inherently uncertain. In connection with these assessments, we perform a review of the subject properties that we believe to be generally consistent with industry practices. Our review will not reveal all existing or potential problems nor will it permit us to become sufficiently familiar with the properties to fully assess their deficiencies and potential recoverable reserves. Inspection s may not always be performed on every well, and environmental problems are not necessarily observable even when an inspection is undertaken. Even when problems are identified, the seller may be unwilling or unable to provide effective contractual protection against all or part of the problems. We are not entitled to contractual indemnification for environmental liabilities and acquired properties on an “as is” basis.

Significant acquisitions of existing companies or businesses and other strategic transactions may involve additional risks, including:

•	diversion of our management's attention to evaluating, negotiating, and integrating significant acquisitions and strategic transactions;
•	the challenge and cost of integrating acquired operations, information management, and other technology systems, and business cultures with our own while carrying on our ongoing business;
•	difficulty associated with coordinating geographically separate organizations; and
•	the challenge of attracting and retaining personnel associated with acquired operations.

The process of integrating operations could cause an interruption of, or loss of momentum in, the activities of our business. Members of our senior management may be required to devote considerable amounts of time to this integration process, which will decrease the time they will have to manage our business. If our senior management is not able to manage the integration process effectively, or if any significant business activities are interrupted as a result of the integration process, our business could be materially and adversely affected.

Certain of our undeveloped leasehold acreage is subject to leases that will expire over the next several years unless production is established on the acreage.

A sizeable portion of our acreage is currently undeveloped. Unless production is established on these leases during their terms, the leases will expire. If our leases expire, we will lose our right to develop the related properties. Our drilling plans for these areas are subject to change based upon various factors, including drilling results, oil and natural gas prices, the availability and cost of capital, drilling, and production costs, availability of drilling services and equipment, gathering system and pipeline transportation constraints, and regulatory approvals.

Our Susitna Basin Exploration Licenses require us to fulfill certain work commitments and convert acreage to leases in order to retain the acreage after the term of the license.

Over 580,000 acres of our total acreage consists of the three Susitna Basin Exploration Licenses in Cook Inlet, Alaska. These three licenses require us to spend $3.3 million in work commitments before we may convert the licenses into leases. We may not be able to complete our work commitments in a timely manner, or if we do complete them, we may not identify any acreage that we would convert to leases. This could result in a substantial decrease in our total acreage in the Cook Inlet Basin.

Approximately 71% of our total estimated proved reserves at April 30, 2012 were proved undeveloped reserves. In addition, there are no assurances that probable and possible reserves will be converted to proved reserves.

Recovery of proved undeveloped reserves requires significant capital expenditures and successful drilling operations. The reserve data included in the reserve engineer reports assumes that substantial capital expenditures are required to develop such reserves. Although cost and reserve estimates attributable to our natural gas and crude oil reserves have been prepared in accordance with industry standards, we cannot be sure that the estimated costs are accurate, that development will occur as scheduled or that the results of such development will be as estimated. We also have a significant amount of unproved reserves at April 30, 2012. There is significant uncertainty attached to unproved reserve estimates, which include probable and possible reserves. Proved reserves are more likely to be produced than probable reserves and probable reserves are more likely to be produced than possible reserves. There are no assurances that we can develop probable or possible reserves into proved reserves, or that if developed, probable reserves will become producing reserves to the level of the estimates.

Our commodity price risk management and trading activities may prevent us from benefitting fully from price increases and may expose us to other risks.

To the extent that we engage in price risk management activities to protect ourselves from commodity price declines, we may be prevented from realizing the full benefits of price increases above the levels of the derivative instruments used to manage price risk. In addition, our hedging arrangements may expose us to the risk of financial loss in certain circumstances, including instances in which:

•	our production falls short of the hedged volumes;
•	there is a widening of price-basis differentials between delivery points for our production and the delivery point assumed in the hedge arrangement;
•	the counterparties to our hedging or other price risk management contracts fail to perform under those arrangements; or
•	a sudden unexpected event materially impacts oil and natural gas prices.

Our business depends on oil and natural gas transportation facilities, most of which are owned by others.

The marketability of our oil and natural gas production depends in large part on the availability, proximity and capacity of pipeline systems owned by third parties. The lack of available capacity on these systems and facilities could result in the shut-in of producing wells or the delay or discontinuance of drilling plans for properties. The lack of availability of these facilities for an extended period of time could negatively affect our revenues. Federal and state regulation of oil and natural gas production and transportation, tax and energy policies, changes in supply and demand, pipeline pressures, damage to or destruction of pipelines and general economic conditions could adversely affect our ability to produce, gather and transport oil and natural gas.

The majority of our oil production is dedicated to one customer and as a result, our credit exposure to this customer is significant.

We have entered into an oil marketing agreement with Tesoro Refining and Marketing Company under which Tesoro purchases all of our net oil production in Alaska. We generally do not require letters of credit or collateral to support these trade receivables. Accordingly, a material adverse change in their financial condition could adversely impact our ability to collect the applicable receivables, and thereby affect our financial condition.

The majority of our reserves and assets, including our Cook Inlet Basin leases and our Osprey Platform, are located in a region of active volcanoes and we could be subject to the adverse impacts of natural disasters or other regional events.

The Cook Inlet region contains active volcanoes, including Augustine Volcano, Mount Spurr and Mount Redoubt, and volcanic eruptions in this region have been associated with earthquakes and tsunamis and debris avalanches have also resulted in tsunamis. In 2009 the Cook Inlet Pipeline Co. suspended operations on several occasions as a result of the spring 2009 major eruption of Mount Redoubt which also resulted in a shutdown of the Drift River Oil Terminal. Our operations in this area are subject to all of the inherent risks associated with operations in a geographical region which is subject to natural disasters and we are susceptible to the risk of damage to our operations and assets located in the Cook Inlet Basin. While our facilities are engineered to withstand seismic activity, and the current tight line configuration should allow us to continue shipments through an active volcanic period without much interruption, we do not maintain business interruption insurance which could adversely impact our results of operations as the result of lost revenues in future periods. The majority of our oil and gas reserves are located in the Cook Inlet Basin. Any regional events, including price fluctuations, the natural disasters mentioned above, restrictive laws or regulations that increase costs, reduce availability of equipment or supplies, reduce demand or limit our production may impact our operations more than if our reserves were more geographically diversified.

Risks Related to the Oil and Natural Gas Industry

Estimates of oil and natural gas reserves are inherently imprecise. Any material inaccuracies in these reserve estimates or underlying assumptions will affect materially the quantities and present value of our reserves.

Estimates of proved oil and natural gas reserves and the future net cash flows attributable to those reserves are prepared by independent petroleum engineers and geologists. There are numerous uncertainties inherent in estimating quantities of proved oil and natural gas reserves and cash flows attributable to such reserves, including factors beyond our control and that of our engineers. Reserve engineering is a subjective process of estimating underground accumulations of oil and natural gas that cannot be measured in an exact manner. Different reserve engineers may make different estimates of reserves and cash flows based on the same available data. The accuracy of an estimate of quantities of reserves, or of cash flows attributable to such reserves, is a function of the available data, assumptions regarding future oil and natural gas prices and expenditures for future development drilling and exploration activities, and of engineering and geological interpretation and judgment. Additionally, reserves and future cash flows may be subject to material downward or upward revisions, based upon production history, development drilling and exploration activities and prices of oil and natural gas. Actual future production, revenue, taxes, development drilling expenditures, operating expenses, underlying information, quantities of recoverable reserves and the value of cash flows from such reserves may vary significantly from the assumptions and underlying information set forth in our Annual Report on Form 10-K for fiscal 2012.

We may not realize an adequate return on wells that we drill.

Drilling for oil and gas involves numerous risks, including the risk that we will not encounter commercially productive oil or gas reservoirs. The wells we drill or participate in may not be productive, and we may not recover all or any portion of our investment in those wells. The seismic data and other technologies we use do not allow us to know conclusively prior to drilling a well that crude oil or natural gas is present or may be produced economically. The costs of drilling, completing, and operating wells are often uncertain, and drilling operations may be curtailed, delayed, or canceled as a result of a variety of factors including, without limitation:

•	unexpected drilling conditions;
•	pressure or irregularities in formations;
•	equipment failures or accidents;
•	fires, explosions, blowouts, and surface cratering;
•	marine risks such as capsizing, collisions, or adverse weather conditions; and
•	increase in the cost of, or shortages or delays in the availability of, drilling rigs and equipment.

Future drilling activities may not be successful, and, if unsuccessful, this failure could have an adverse effect on our future results of operations and financial condition. While all drilling, whether developmental or exploratory, involves these risks, exploratory drilling involves greater risks of dry holes or failure to find commercial quantities of hydrocarbons.

Oil and gas prices fluctuate due to a number of uncontrollable factors, creating a component of uncertainty in our development plans and overall operations. Declines in prices adversely affect our financial results and rate of growth in proved reserves and production.

Oil and gas markets are very volatile, and we cannot predict future oil and natural gas prices. The prices we receive for our oil and natural gas production heavily influence our revenue, profitability, access to capital and future rate of growth. The prices we receive for our production depend on numerous factors beyond our control. These factors include, but are not limited to, changes in global supply and demand for oil and gas, the actions of the Organization of Petroleum Exporting Countries, the level of global oil and gas exploration and production activity, weather conditions, technological advances affecting energy consumption, domestic and foreign governmental regulations and tax policies, proximity and capacity of oil and gas pipelines and other transportation facilities.

Additionally, a decline in future oil and natural gas prices and the related reduction in revenues could precipitate a breach in the interest coverage ratio covenant contained in our Apollo Credit Facility.

Discoveries or acquisitions of additional reserves are needed to avoid a material decline in reserves and production.

The production rate from oil and gas properties generally declines as reserves are depleted, while related per-unit production costs generally increase as a result of decreasing reservoir pressures and other factors. Therefore, unless we add reserves through exploration and development activities or, through engineering studies, identify additional behind-pipe zones, secondary recovery reserves, or tertiary recovery reserves, or acquire additional properties containing proved reserves, our estimated proved reserves will decline materially as reserves are produced. Future oil and gas production is, therefore, highly dependent upon our level of success in acquiring or finding additional reserves on an economic basis. Furthermore, if oil or gas prices increase, our cost for additional reserves could also increase.

The present value of future net cash flows from our proved reserves will not necessarily be the same as the current market value of our estimated natural gas, crude oil and natural gas liquids reserves.

You should not assume that the present value of future net revenues from our proved reserves referred to in this annual report is the current market value of our estimated natural gas, crude oil and natural gas liquids reserves. In accordance with SEC requirements, the estimated discounted future net cash flows from our proved reserves are based on prices and costs on the date of the estimate, held constant for the life of the properties. Actual future prices and costs may differ materially from those used in the present value estimate. Actual future net cash flows will also be affected by increases or decreases in consumption by oil and gas purchasers and changes in governmental regulations or taxation. The timing of both the production and the incurrence of expenses in connection with the development and production of oil and gas properties affects the timing of actual future net cash flows from proved reserves. In addition, the 10% discount factor, which is required by the SEC to be used in calculating discounted future net cash flows for reporting purposes, is not necessarily an appropriate discount factor for determining a market valuation. The effective interest rate at various times and the risks associated with our business or the oil and gas industry in general will affect the relevance of the 10% discount factor.

Our business involves many operating risks that may result in substantial losses for which insurance may be unavailable or inadequate.

Our operations are subject to hazards and risks inherent in drilling for oil and gas, such as fires, natural disasters, explosions, formations with abnormal pressures, casing collapses, uncontrollable flows of underground gas, blowouts, surface cratering, pipeline ruptures or cement failures, and environmental hazards such as natural gas leaks, oil spills and discharges of toxic gases. Any of these risks can cause substantial losses resulting from injury or loss of life, damage to or destruction of property, natural resources and equipment, pollution and other environmental damages, regulatory investigations and penalties, suspension of our operations and repair and remediation costs. In addition, our liability for environmental hazards may include conditions created by the previous owners of properties that we purchase or lease. We maintain insurance coverage against some, but not all, potential losses. We do not believe that insurance coverage for all environmental damages that could occur is available at a reasonable cost. Losses could occur for uninsurable or uninsured risks, or in amounts in excess of existing insurance coverage. The occurrence of an event that is not fully covered by insurance could harm our financial condition and results of operation.

Our industry is subject to extensive environmental regulation that may limit our operations and negatively impact our production. As a result of increased enforcement of existing regulations and potential new regulations following the Gulf of Mexico oil spill, the costs for complying with government regulation could increase.

Extensive federal, state, and local environmental laws and regulations in the United States affect all of our operations. Environmental laws to which we are subject in the U.S. include, but are not limited to, the Clean Air Act and comparable state laws that impose obligations related to air emissions, the Resource Conservation and Recovery Act of 1976, or RCRA, and comparable state laws that impose requirements for the handling, storage, treatment or disposal of solid and hazardous waste from our facilities, the Comprehensive Environmental Response, Compensation and Liability Act, or CERCLA, and comparable state laws that regulate the cleanup of hazardous substances that may have been released at properties currently or previously owned or operated by us or at locations to which our hazardous substances have been transported for disposal, and the Clean Water Act, and comparable state laws that regulate discharges of wastewater from our facilities to state and federal waters. Failure to comply with these laws and regulations or newly adopted laws or regulations may trigger a variety of administrative, civil and criminal enforcement measures, including the assessment of monetary penalties, the imposition of remedial requirements, and the issuance of orders enjoining future operations or imposing additional compliance requirements on such operations. Certain environmental laws, including CERCLA and analogous state laws, impose strict, joint and several liability for costs required to clean up and restore sites where hazardous substances or hydrocarbons have been disposed or otherwise released. Moreover, it is not uncommon for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by the release of hazardous substances, hydrocarbons or other waste products into the environment. Environmental legislation may require that we do the following:

•	acquire permits before commencing drilling;
•	restrict spills, releases or emissions of various substances produced in association with our operations;
•	limit or prohibit drilling activities on protected areas such as wetlands or wilderness areas;
•	take reclamation measures to prevent pollution from former operations;
•	take remedial measures to mitigate pollution from former operations, such as plugging abandoned wells and remedying contaminated soil and groundwater; and
•	take remedial measures with respect to property designated as a contaminated site.

There is inherent risk of incurring environmental costs and liabilities in connection with our operations due to our handling of natural gas and other petroleum products, air emissions and water discharges related to our operations, and historical industry operations and waste disposal practices. The costs of any of these liabilities are presently unknown but could be significant. We may not be able to recover all or any of these costs from insurance. In addition, we are unable to predict what impact the Gulf oil spill will have on independent oil and gas companies such as our company. For instance, companies such as ours currently pay an $0.08 per barrel tax on all oil produced in the U.S. which is contributed to the Oil Spill Liability Trust Fund. There are pending proposals to raise this tax to $0.18 to $0.25 per barrel. It is also probable that there will be increased enforcement of existing regulations and adoption of new regulations which will also increase our cost of doing business which would reduce our operating profits in future periods.

The effects of future environmental legislation on our business are unknown but could be substantial.

Environmental legislation is evolving in a manner expected to result in stricter standards and enforcement, larger fines and liability and potentially increased capital expenditures and operating costs. Changes in, or enforcement of, environmental laws may result in a curtailment of our production activities, or a material increase in the costs of production, development drilling or exploration, any of which could have a material adverse effect on our financial condition and results of operations or prospects. In addition, many countries, as well as several states in the United States have agreed to regulate emissions of “greenhouse gases.” Methane, a primary component of natural gas, and carbon dioxide, a byproduct of burning natural gas, are greenhouse gases. Regulation of greenhouse gases could adversely impact some of our operations and demand for products in the future.

Should we fail to comply with all applicable FERC administered statutes, rules, regulations and orders, we could be subject to substantial penalties and fines.

Under the Energy Policy Act of 2005, the Federal Energy Regulatory Commission, or FERC, has authority to impose penalties for violations of the Natural Gas Act, up to $1 million per day for each violation and disgorgement of profits associated with any violation. FERC has recently proposed and adopted regulations that may subject our facilities to reporting and posting requirements. Additional rules and legislation pertaining to these and other matters may be considered or adopted by FERC from time to time. Failure to comply with FERC regulations could subject us to civil penalties.

Proposed federal, state, or local regulation regarding hydraulic fracturing could increase our operating and capital costs.

Several proposals are before the U.S. Congress that, if implemented, would either prohibit or restrict the practice of hydraulic fracturing or subject the process to regulation under the Safe Drinking Water Act. Several states are considering legislation to regulate hydraulic fracturing practices that could impose more stringent permitting, transparency, and well construction requirements on hydraulic fracturing operations or otherwise seek to ban fracturing activities altogether. In addition, some municipalities have significantly limited or prohibited drilling activities and/or hydraulic fracturing, or are considering doing so. We routinely use fracturing techniques in the U.S. and other regions to expand the available space for natural gas and oil to migrate toward the wellbore. It is typically done at substantial depths in very tight formations. Although it is not possible at this time to predict the final outcome of the legislation regarding hydraulic fracturing, any new federal, state, or local restrictions on hydraulic fracturing that may be imposed in areas in which we conduct business could result in increased compliance costs or additional operating restrictions in the U.S.

The proposed U.S. federal budget for fiscal year 2013 includes certain provisions that, if passed as originally submitted, will have an adverse effect on our financial position, results of operations, and cash flows.

On February 13, 2012, the Office of Management and Budget released a summary of the proposed U.S. federal budget for fiscal year 2013. The proposed budget repeals many tax incentives and deductions that are currently used by U.S. oil and gas companies and imposes new taxes. The provisions include elimination of the ability to fully deduct intangible drilling costs in the year incurred; repeal of the manufacturing tax deduction for oil and natural gas companies; and an increase in the geological and geophysical amortization period for independent producers. Should some or all of these provisions become law, our taxes will increase, potentially significantly, which would have a negative impact on our net income and cash flows. This could also cause us to reduce our drilling activities. As none of these proposals have yet to be voted on or become law, we do not know the ultimate impact these proposed changes may have on our business.

Risks Related to the Ownership of Our Securities

We do not currently pay dividends on our common stock and do not anticipate doing so in the future.

We intend to retain any future earning to fund our operations; therefore, we do not anticipate paying any cash dividends on our common stock in the foreseeable future. Also, our credit agreement does not permit us to pay dividends on our common stock. We are prohibited by Tennessee law from paying dividends, if after the payment of the dividend we are unable to pay our debts as they come due in the ordinary course of business, or if our total assets would be less than the sum of our total liabilities plus the amount that would be needed, if we were to be dissolved at the time of the dividend, to satisfy any preferential liquidation rights to those of our common stock.

Certain of our outstanding warrants contain cashless exercise provisions which means we will not receive any cash proceeds upon their exercise.

At September 18, 2012 we have common stock warrants outstanding to purchase an aggregate of 1,535,400 shares of our common stock with an average exercise price of $5.13 per share which are exercisable on a cashless basis. This means that the holders, rather than paying the exercise price in cash, may surrender a number of warrants equal to the exercise price of the warrants being exercised. It is possible that the warrant holders will utilize the cashless exercise feature which will deprive us of additional capital which might otherwise be obtained if the warrants did not contain a cashless feature.

A large portion of our outstanding common shares are “restricted securities” and we have outstanding options, warrants and purchase rights to purchase approximately 37% of our currently outstanding common stock. The exercise of these options, warrants and purchase rights would be dilutive to our current shareholders, and could adversely effect our stock price.

We may in the future issue our previously authorized and unissued securities, resulting in the dilution of the ownership interests of our present shareholders. We are currently authorized to issue 500,000,000 shares of common stock and 150,000 shares of preferred stock with such designations, preferences and rights as determined by our Board of Directors. At September 18, 2012 we had 42,021,893 shares of common stock outstanding together with outstanding options and warrants to purchase an aggregate of 15,565,955 shares of common stock at exercise prices of between $0.01 and $6.94 per share. Of our outstanding shares of common stock at September 18, 2012, approximately 9,700,000 shares are "restricted securities." Future sales of restricted common stock under Rule 144 or otherwise could negatively impact the market price of our common stock. In addition, in the event of the exercise of the warrants and options, the number of our outstanding common stock will increase by approximately 15,565,955, which will have a dilutive effect on our existing shareholders.

The impacts of non-cash gains and losses from derivative accounting in future periods could materially impact our financial results.

As of July 31, 2012, we have warrants with “full-ratchet” or reset provisions, which means that the exercise or conversion price adjusts to pricing as described within the respective agreements. These instruments require liability classification and mark-to-market accounting with changes in the estimated fair value recorded to our consolidated statement of operations. In addition, to manage variability in cash flows resulting from fluctuation in oil prices, we occasionally enter into commodity derivatives to hedge a portion of our crude oil production. These instruments are marked-to-market on a periodic basis with changes in the estimated fair value recorded to our consolidated statement of operations. As of July 31, 2012, we have a derivative liability of $3.1 million.  We recognized a non-cash loss on derivatives of $3.4 million in fiscal 2012, $1.0 million in fiscal 2011 and $13.3 million in fiscal 2010. We recorded realized gains of $4.0 million and unrealized gains of $4.9 million in the first quarter of fiscal 2013. The amount of quarterly non-cash gains or losses we will record in future periods is unknown at this time as the measurement is based upon the fair market value of oil and our common stock on the measurement date. It is likely, however, that these non-cash gains or losses will continue to have a material impact on our financial results in future periods.

Substantial stock ownership by our affiliates may limit the ability of our non-affiliate stockholders to influence the outcome of director elections and other matters requiring shareholder approval.

As of September 18, 2012, management and members of the Board of Directors own approximately 18.8% of our outstanding common stock. Accordingly, they have significant influence in the election of our directors and, therefore, our policies and direction. This concentration of voting power could have the effect of delaying or preventing a change in control or discouraging a potential acquirer from attempting to obtain control of us, which in turn could have a material adverse effect on the market price of our common stock or prevent our shareholders from realizing a premium over the market price for their shares of common stock.

USE OF PROCEEDS

We currently intend to use the net proceeds from this offering for working capital.  The net proceeds may be invested temporarily until they are used for their stated purpose.  Our management will retain broad discretion as to the allocation of the net proceeds from this offering.  Pending application of the net proceeds, we intend to invest the proceeds in highly liquid, investment-grade securities and money market funds.

PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

Our common stock is listed on the New York Stock Exchange under the symbol “MILL.” From May 6, 2010 to April 11, 2011 our common stock was listed on the NASDAQ Global Market. Previously, our common stock was quoted on the OTC Bulletin Board and in the over the counter market on the Pink Sheets. The table below provides certain information regarding our common stock for the periods indicated. Prices were obtained from The New York Stock Exchange, Inc. Composite Transactions Reporting System. The quotations reflect inter-dealer prices, without retail mark-up, markdown or commission, and may not represent actual transactions. Per-share prices shown below have been rounded to the indicated decimal place.

	High	Low
Fiscal 2011
First quarter	$7.48	$4.40
Second quarter	$6.31	$4.05
Third quarter	$5.69	$4.20
Fourth quarter	$6.11	$4.80

Fiscal 2012
First quarter	$8.02	$4.41
Second quarter	$3.95	$2.16
Third quarter	$4.04	$2.63
Fourth quarter	$5.47	$3.90

Fiscal 2013
First quarter	$5.29	$3.75

The closing price of our common stock, as reported on the New York Stock Exchange for September 19, 2012, was $4.99 per share. As of September 18, 2012, there were approximately 356 stockholders of record.

Dividends

We have never paid cash dividends on our common stock and we do not anticipate that we will declare or pay dividends in the foreseeable future. Payment of dividends, if any, is within the sole discretion of our Board of Directors and will depend, among other factors, upon our earnings, capital requirements and our operating and financial condition. In addition under Tennessee law, we may not pay a dividend if, after giving effect, we would be unable to pay our debts as they become due in the usual course of business or if our total assets would be less than the sum of our total liabilities plus the amount that would be needed if we were to be dissolved at the time of the payment of the dividend to satisfy the preferential rights upon dissolution of shareholders whose preferential rights were superior to those receiving the dividend. In addition, the Apollo Credit Facility does not permit us to pay dividends on our common stock.

CAPITALIZATION

The following table sets forth our capitalization as of July 31, 2012, and on an as adjusted basis to give effect to the issuance by us of 1,064,801 shares of our common stock which are being issued pursuant to this prospectus and the receipt by us of $3,544,004. You should read this table in conjunction with our consolidated financial statements and the related notes thereto, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the other financial information included in or incorporated by reference into this prospectus supplement and the accompanying base prospectus.

	July 31, 2012 (unaudited) (in thousands)
	Actual	As Adjusted
Long term liabilities	$227,306	$226,244
Common stock, $0.0001 par value, 500,000,000 shares authorized, 41,959,393 shares outstanding; 43,024,194 shares outstanding as adjusted	4	4
Additional paid-in capital	72,976	78,243
Retained earnings	226,377	226,318
Total stockholders' equity	$299,357	$304,565
Total capitalization	$526,663	$530,809

DESCRIPTION OF SECURITIES

Pursuant to this prospectus supplement and the accompanying prospectus, we are offering an aggregate of 1,064,801 shares of our common stock which we agreed to issue pursuant to the terms and conditions of two agreements including a Bristol Warrant Exercise Agreement, dated September 20. 2012, between our company and Bristol Capital, LLC, related to the Bristol Warrant, and a Special Warrant Exercise Agreement dated September 20, 2012 between our company and certain holders of our March 2010 Warrants.

Under the terms of these agreements, these investors have agreed to exercise the March 2010 Warrants and Bristol Warrant immediately for cash at $4.00 per share and waived the right to exercise them on a cashless basis.  In connection with the Special Warrant Exercise Agreement, the investors not exercising their March 2010 Warrants have agreed to permanently waive the ratchet provision in the March 2010 Warrants in exchange for a one year extension to the term of their March 2010 Warrants.  Lastly, the investors parties to the Special Warrant Exercise Agreement have agreed to convert the accrued but unpaid liquidated damages into an aggregate of 178,800 shares of our common stock and to release us from any and all claims for those damages and related interest.  Under the terms of these two agreements, we agreed to issue the investors an aggregate of 1,064,801 shares of our common stock.  We will receive gross proceeds of $3,544,004 from the investors upon the exercise of these March 2010 Warrants and the Bristol Warrant.

The material terms and provisions of our common stock are described in the section entitled “Description of Our Capital Stock” in the accompanying prospectus. The shares of common stock issued in this offering will be, when issued and paid for in accordance with the securities purchase agreement, duly and validly authorized, issued and fully paid and non-assessable.

PLAN OF DISTRIBUTION

We have entered into the Special Warrant Exercise Agreement with the investors for the issuance of 764,801 shares of our common stock in this offering and into the Bristol Warrant Exercise Agreement with Bristol Capital, LLC for the issuance of 300,000 shares of our common stock in this offering.  We currently anticipate that the closing of this offering will take place on or about September 20, 2012. On the closing date, the following will occur:

•	we will receive funds in the amount of the issuance price of the shares of common stock; and
•	we will irrevocably instruct the transfer agent to deliver the shares of common stock to the investors.

The shares are being offered and sold by members of our management, but we are paying a fee of $53,000 to Bristol Capital, LLC for their participation in the transaction contemplated in the Bristol Warrant Exercise Agreement.  We are not paying any others commissions or finder’s fee in connection with this offering.  The estimated offering expenses payable by us are approximately $15,000.

The issuance price of the shares of common stock was determined based on negotiations with the investors.

The Bristol Warrant Exercise Agreement and Special Warrant Exercise Agreement have been included as an exhibit to our Current Report on Form 8-K filed with the SEC in connection with the consummation of this offering.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by Anna East Corcoran, Assistant General Counsel, Miller Energy Resources, Inc. 9721 Cogdill Road, Suite 302, Knoxville, TN  37932.  Mrs. Corcoran is the owner of 1,750 unvested restricted shares and options to purchase 150,000 shares of our common stock exercisable between April 27, 2011 and May 27, 2021 at exercise prices ranging from $5.89 to $5.94.

EXPERTS

The consolidated financial statements of Miller Energy Resources, Inc. and subsidiaries as of April 30, 2012 and 2011, and for the years then ended, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered accounting firm, incorporated by reference herein, and upon the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Miller Energy Resources, Inc. and subsidiaries as of April 30, 2010, and for the year then ended, has been incorporated by reference herein in reliance upon the report of Sherb & Co., LLP, independent registered accounting firm, incorporated by reference herein, and upon the authority of such firm as experts in accounting and auditing.

LIMITATIONS ON LIABILITY AND INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

.

The Tennessee Business Corporation Act provides that a corporation may indemnify any of its directors and officers against liability incurred in connection with a proceeding if:

•	the director or officer acted in good faith;
•	in the case of conduct in his or her official capacity with the corporation, the director or officer reasonably believed such conduct was in the corporation’s best interest;
•	in all other cases, the director or officer reasonably believed that his or her conduct was not opposed to the best interest of the corporation; and
•	in connection with any criminal proceeding, the director or officer had no reasonable cause to believe that his conduct was unlawful.

In actions brought by or in the right of the corporation, however, the Tennessee Business Corporation Act provides that no indemnification may be made if the director or officer was adjudged to be liable to the corporation. In cases where the director or officer is wholly successful, on the merits or otherwise, in the defense of any proceeding instituted because of his or her status as an officer or director of a corporation, the Tennessee Business Corporation Act mandates that the corporation indemnify the director or officer against reasonable expenses incurred in the proceeding. The Tennessee Business Corporation Act also provides that in connection with any proceeding charging improper personal benefit to an officer or director, no indemnification may be made if the officer or director is adjudged liable on the basis that personal benefit was improperly received. Notwithstanding the foregoing, the Tennessee Business Corporation Act provides that a court of competent jurisdiction, upon application, may order that an officer or director be indemnified for reasonable expenses if, in consideration of all relevant circumstances, the court determines that the individual is fairly and reasonably entitled to indemnification, notwithstanding the fact that:

•	the officer or director was adjudged liable to the corporation in a proceeding by or in the right of the corporation;
•	the officer or director was adjudged liable on the basis that personal benefit was improperly received by him or her; or
•	the officer or director breached his or her duty of care to the corporation.

Our board of directors has adopted these provisions to indemnify our directors, executive officers and agents.

The Tennessee Business Corporation Act also provides that a corporation may limit the liability of a director for monetary damages in the event of a breach of fiduciary duty. Our shareholders approved an amendment to our charter to provide for this limitation on our directors’ liability.

Insofar as the limitation of, or indemnification for, liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or persons controlling us pursuant to the foregoing, or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such limitation or indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

AVAILABLE INFORMATION

We file annual, quarterly and other reports, proxy statements and other information with the SEC.  You may read and copy any materials that we file at the SEC’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549.  You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.  The SEC also maintains a website at www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers such as our company that file electronically with it.

Our Internet address is www.millerenergyresources.com.  We make available free of charge, through the investor relations section of our website, annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC.

INFORMATION INCORPORATED BY REFERENCE

The Securities and Exchange Commission allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the Securities and Exchange Commission will update and supersede this information. We incorporate by reference the documents listed below, any of such documents filed since the date this registration statement was filed and any future filings with the Securities and Exchange Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the termination of the offering of securities covered by this prospectus supplement:

•	Annual Report on Form 10-K for the year ended April 30, 2012 as filed on July 16, 2012 and amended on August 28, 2012 and further amended on September 6, 2012,
•	Current Report on Form 8-K as filed on July 17, 2012,
•	Current Report on Form 8-K as filed on July 26, 2012,
•	Current Report on Form 8-K as filed on July 27, 2012 and amended on August 1, 2012,
•	Current Report on Form 8-K as filed on July 31, 2012,
•	Current Report on Form 8-K as filed on August 1, 2012,
•	Current Report on Form 8-K as filed on August 17, 2012,
•	Current Report on Form 8-K/A as filed on August 27, 2012,
•	Current Report on Form 8-K as filed on September 4, 2012,
•	Quarterly Report on Form 10-Q as filed on September 10, 2012, and
•	Current Report on Form 8-K as filed on September 21, 2012.

We will provide without charge to any person to whom this prospectus is delivered, on the written or oral request of such person, a copy of any or all of the foregoing documents incorporated by reference, excluding exhibits, unless we have specifically incorporated an exhibit in the incorporated document. Written requests should be directed to: Corporate Secretary, Miller Energy Resources, Inc., 9721 Cogdill Road, Suite 302, Knoxville, TN  37932.

Each document or report subsequently filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date hereof and prior to the termination of the offering of the securities shall be deemed to be incorporated by reference into this prospectus and to be a part of this prospectus from the date of filing of such document, unless otherwise provided in the relevant document.

PROSPECTUS

$500,000,000

Miller Energy Resources, Inc.

COMMON STOCK, PREFERRED STOCK, WARRANTS, UNITS

We may offer common stock, preferred stock, warrants, and or any combination of those securities at an aggregate initial offering price not to exceed $500,000,000.  The warrants that we may offer will consist of warrants to purchase any of the other securities that may be sold under this prospectus.  The securities offered under this prospectus may be offered separately, together, or in separate series, and in amounts, at prices and on terms to be determined at the time of sale.  A prospectus supplement that will set forth the terms of the offering of any securities will accompany this prospectus.  You should read this prospectus and any supplement carefully before you invest.

The aggregate of the offering prices of the securities covered by this prospectus will not exceed $500,000,000.

The securities may be sold directly to investors, through agents designated from time to time or to or through underwriters or dealers. See “Plan of Distribution” on page 9 of this prospectus.  If any agents or underwriters are involved in the sale of any securities in respect of which this prospectus is being delivered, the names of such agents or underwriters and any applicable commissions or discounts will be set forth in the applicable prospectus supplement. The net proceeds we expect to receive from such sale also will be set forth in the applicable prospectus supplement.

Our common stock is listed on the New York Stock Exchange under the symbol "MILL".  On September 5, 2012, the closing price of our common stock was $4.66 per share.  We expect that any common stock sold pursuant to this prospectus will be listed on the exchange, subject to official notification.  As of the date of this prospectus, neither the preferred shares or warrants or units that we may offer by this prospectus are listed on any national securities exchange nor are they quoted in the over the counter market.

INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 4 OF THIS PROSPECTUS FOR A DISCUSSION OF CERTAIN MATTERS THAT YOU SHOULD CONSIDER BEFORE INVESTING IN OUR SECURITIES.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus may not be used to consummate the sale of any securities unless accompanied by a prospectus supplement relating to the securities offered.

The date of this prospectus is September 18, 2012

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission utilizing a "shelf" registration, or continuous offering, process.  Under the shelf registration process, we may issue and sell any combination of the securities described in this prospectus in one or more offerings with a maximum offering price of up to $500,000,000.

This prospectus provides you with a general description of the securities we may offer.  Each time we sell securities under this shelf registration, we will provide a prospectus supplement that will contain certain specific information about the terms of that offering, including a description of any risks related to the offering, if those terms and risks are not described in this prospectus. A prospectus supplement may also add, update or change information contained in this prospectus.  If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement, you should rely on the information in the prospectus supplement.  The registration statement we filed with the Securities and Exchange Commission includes exhibits that provide more details on the matters discussed in this prospectus.  You should read this prospectus and the related exhibits filed with the Securities and Exchange Commission and the accompanying prospectus supplement together with additional information described under the headings "Available Information" and "Information Incorporated by Reference" before investing in any of the securities offered.

We may sell securities to or through underwriters or dealers, and also may sell securities directly to other purchasers or through agents.  To the extent not described in this prospectus, the names of any underwriters, dealers or agents employed by us in the sale of the securities covered by this prospectus, the principal amounts or number of shares or other securities, if any, to be purchased by such underwriters or dealers and the compensation, if any, of such underwriters, dealers or agents will be set forth in the accompanying prospectus supplement.

The information in this prospectus is accurate as of the date on the front cover.  Information incorporated by reference into this prospectus is accurate as of the date of the document from which the information is incorporated.  You should not assume that the information contained in this prospectus is accurate as of any other date.

Unless specifically set forth to the contrary, when used in this prospectus the terms "we," "us," "ours," and similar terms refers to Miller Energy Resources, Inc., a Tennessee corporation formerly known as Miller Petroleum, Inc. and our subsidiaries, including Cook Inlet Energy, LLC, East Tennessee Consultants, Inc., East Tennessee Consultants II, LLC, Miller Drilling, TN LLC, Miller Rig & Equipment, LLC, Miller Energy Services, LLC, and Miller Energy GP, LLC.  “MEI” means Miller Energy Income 2009-A, LP.  In addition, when used herein “fiscal 2012” refers to the fiscal year ended April 30, 2012, “fiscal 2011” refers to the year ended April 30, 2011 and “fiscal 2010” refers to the year ended April 30, 2010.

AVAILABLE INFORMATION

We file annual, quarterly and other reports, proxy statements and other information with the Securities and Exchange Commission.  You may read and copy any materials that we file at the Securities and Exchange Commission's Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549.  You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330.  The Securities and Exchange Commission also maintains a website at www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers such as our company that file electronically with the Securities and Exchange Commission.

We have filed a registration statement under the Securities Act of 1933 with the Securities and Exchange Commission with respect to the securities to be sold by pursuant to this prospectus. This prospectus has been filed as part of the registration statement.  This prospectus does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the Securities and Exchange Commission.  You should refer to the registration statement, including the exhibits, for further information about us and the securities being offered pursuant to this prospectus.  Statements in this prospectus regarding the provisions of certain documents filed with, or incorporated by reference in, the registration statement are not necessarily complete and each statement is qualified in all respects by that reference.  You may:

•	inspect a copy of the registration statement, including the exhibits and schedules, without charge at the Securities and Exchange Commission's Public Reference Room;

•	obtain a copy from the Securities and Exchange Commission upon payment of the fees prescribed by the Securities and Exchange Commission; or

•	obtain a copy from the Securities and Exchange Commission’s website.

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Our Internet address is www.millerenergyresources.com. We make available free of charge, through the investor relations section of our website, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 as soon as reasonably practicable after we electronically file such material with, or furnish it to, the Securities and Exchange Commission. The information which appears on this web site is not part of this prospectus.

THE COMPANY

We are an independent exploration and production company that utilizes seismic data, and other technologies for geophysical exploration and development of oil and gas wells in the Appalachian region of eastern Tennessee and the Cook Inlet Basin in south central Alaska. In addition to our engineering and geological capabilities, we provide land drilling services on a contract basis to customers primarily engaged in natural gas exploration and production.

Unless specifically set forth to the contrary, when used in this prospectus, the terms “Miller Energy Resources,” "Miller," "we," "us," "ours," and similar terms refers to our Tennessee corporation Miller Energy Resources, Inc., formerly known as Miller Petroleum, Inc., and our subsidiaries, Miller Rig & Equipment, LLC, Miller Drilling, TN LLC, Miller Energy Services, LLC, East Tennessee Consultants, Inc. ("ETC"), East Tennessee Consultants II, LLC ("ETCII"), Miller Energy GP, LLC, and Cook Inlet Energy, LLC ("CIE").

Our principal executive offices are located at 9721 Cogdill Road, Suite 302, Knoxville, TN  37932 and our telephone number is (865) 223-6575.  Our fiscal year end is April 30.  We maintain a corporate web site at www.millerenergyresources.com.  The information which appears on this web site is not part of this prospectus.

CAUTIONARY STATEMENTS REGARDING FORWARD LOOKING INFORMATION

We have made forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 concerning our operations, economic performance and financial condition in our Annual Report on Form 10-K for fiscal 2012, as amended, and our other filings with the Securities and Exchange Commission (“SEC”), and may make other forward-looking statements from time to time in other public filings, press releases and discussions with our management. These forward-looking statements include information concerning future production and reserves, schedules, plans, timing of development, contributions from oil and gas properties, marketing and midstream activities, and also include those statements preceded by, followed by or that otherwise include the words “may,” “could,” “believes,” “expects,” “anticipates,” “intends,” “estimates,” “projects,” “target,” “goal,” “plans,” “objective,” “should” or similar expressions or variations on such expressions.  For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that our expectations will prove to be correct.  We undertake no obligation to publicly update or revise any forward-looking statements whether as a result of new information, future events or otherwise. These forward-looking statements involve risk and uncertainties. Important factors that could cause actual results to differ materially from our expectations include, but are not limited to, the following risks and uncertainties:

•	the potential for Miller to experience additional operating losses;
•	high debt costs under our existing senior credit facility;
•	potential limitations imposed by debt covenants under our senior credit facility on our growth and our ability to meet our business objectives;
•	our need to enhance our management, systems, accounting, controls and reporting performance;
•	litigation risks;
•	our ability to perform under the terms of our oil and gas leases, and exploration licenses with the Alaska DNR, including meeting the funding or work commitments of those agreements;
•	our ability to successfully acquire, integrate and exploit new productive assets in the future;
•	our ability to recover proved undeveloped reserves and convert probable and possible reserves to proved reserves;
•	risks associated with the hedging of commodity prices;
•	our dependence on third party transportation facilities;
•	concentration risk in the market for the oil we produce in Alaska;
•	the impact of natural disasters on our Cook Inlet Basin operations;
•	adverse effects of the national and global economic downturns on our profitability;
•	the imprecise nature of our reserve estimates;
•	drilling risks;

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•	fluctuating oil and gas prices and the impact on our results from operations;
•	the need to discover or acquire new reserves in the future to avoid declines in production;
•	differences between the estimated present value of cash flows from proved reserves and the market value of those reserves;
•	the existence within the industry of risks that may be uninsurable;
•	constraints on production and costs of compliance that may arise from current and future environmental, FERC and other statutes, rules and regulations at the state and federal level;
•	the impact that future legislation could have on access to tax incentives currently enjoyed by Miller;
•	that no dividends may be paid on our common stock for some time;
•	cashless exercise provisions of outstanding warrants;
•	market overhang related to restricted securities and outstanding options and warrants;
•	the impact of non-cash gains and losses from derivative accounting on future financial results; and
•	risks to non-affiliate shareholders arising from the substantial ownership positions of affiliates.

Most of these factors are difficult to predict accurately and are generally beyond our control. You should consider the areas of risk described in connection with any forward-looking statements that may be made herein.  Readers are cautioned not to place undue reliance on these forward-looking statements, and readers should carefully review our Annual Report on Form 10-K for fiscal 2012, as amended, in its entirety, including the risks described in Item 1A. Risk Factors, and our other filings with the Securities and Exchange Commission. Except for our ongoing obligations to disclose material information under the Federal securities laws, we undertake no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events. These forward-looking statements speak only as of the date of this prospectus, and you should not rely on these statements without also considering the risks and uncertainties associated with these statements and our business.

RISK FACTORS

Investing in our securities involves risk.  Our business, financial condition, operating results and cash flows can be impacted by a number of factors, any of which could cause our results to vary materially from recent results or from our anticipated future results. See the risk factors described in our Annual Report on Form 10-K for fiscal 2012, as amended, together with any material changes contained in subsequent filed Quarterly Report on Form 10-Q, and those contained in our other filings with the SEC for our most recent fiscal year, which are incorporated by reference in this prospectus and any accompanying prospectus supplement.  Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus and any prospectus supplement. These risks could materially affect our business, results of operations or financial condition and cause the value of our securities to decline. You could lose all or part of your investment.

USE OF PROCEEDS

Unless otherwise indicated in an accompanying prospectus supplement, the net proceeds from the sale of the securities offered hereby will be used for general corporate purposes, which may include working capital, capital expenditures, development costs, strategic investments and possible acquisitions. We have not allocated any portion of the net proceeds for any particular use at this time. The net proceeds may be invested temporarily until they are used for their stated purpose. Specific information concerning the use of proceeds from the sale of any securities will be included in the prospectus supplement relating to such securities.  We will have significant discretion in the use of any net proceeds. The net proceeds may be invested temporarily in short-term marketable securities or applied to repay indebtedness outstanding at that time until they are used for their stated purpose.

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RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our historical ratios of earnings to fixed charges for the periods indicated. This information should be read in conjunction with the consolidated financial statements and the accompanying notes incorporated by reference here in.

	Year Ended April 30,
	2012	2011	2010	2009	2008
(Unaudited, in thousands except ratios)
Pretax income	$(29,696)	$(10,161)	$435,618	$8,357	$(2,436)
Fixed charges:
Interest expense, net of capitalized interest	724	989	898	212	368
Interest capitalized	3,700	—	—	—	—
Amortization of debt costs	1,123	491	—	—	—
Total fixed charges	5,547	1,480	898	212	368
Earnings	$(24,149)	$(8,681)	$436,516	$8,569	$(2,068)
Ratio of earnings to fixed charges	(4.4)	(5.9)	486.1	40.4	(5.6)

Because our preferred stock outstanding during fiscal 2012 did not have required dividends, the ratio of earnings to combined fixed charges and preferred dividends is identical to the ratio of earnings to fixed charges for fiscal 2012 and is not disclosed separately. No preferred stock was outstanding for any of the other periods presented.

GENERAL DESCRIPTION OF THE OFFERED SECURITIES

We may from time to time offer under this prospectus, separately or together:

•	common stock;

•	preferred stock;

•	warrants to purchase from us shares of our common stock or preferred stock; and

•	units, each representing a combination of two or more of the foregoing securities.

The aggregate of the offering prices of the securities covered by this prospectus will not exceed $500,000,000.

DESCRIPTION OF OUR CAPITAL STOCK

The following is a general description of our capital stock. The terms of our amended and restated charter and bylaws are more detailed than the general information provided below. You should read our amended and restated charter and bylaws, which are incorporated by reference as exhibits to the registration statement of which this prospectus forms a part.

Authorized and outstanding capital stock

Our authorized capital stock consists of 100,000,000 shares of preferred stock, $0.0001 par value per share, of which 250,000 shares have been designated as Series B redeemable preferred stock, and 500,000,000 shares of common stock, $0.0001 par value per share. As of August 31, 2012, there were 42,021,893 shares of common stock and no shares of preferred stock issued and outstanding.

Description of common stock

Holders of common stock are entitled to one vote for each share on all matters submitted to a shareholder vote. Holders of common stock do not have cumulative voting rights. Holders of common stock are entitled to share in those dividends that the board of directors, in its discretion, declares from legally available funds on our common stock. In the event of our liquidation, dissolution or winding up, subject to the preferences of any shares of preferred stock which may then be authorized and outstanding, each outstanding share entitles its holder to participate in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock.

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Holders of common stock have no conversion, preemptive or other subscription rights, and there are no redemption provisions for the common stock. The rights of the holders of common stock are subject to any rights that may be fixed for holders of preferred stock, when and if any preferred stock is authorized and issued. All outstanding shares of common stock are duly authorized, validly issued, fully paid and non-assessable.

Transfer agent

The transfer agent for our common stock is Interwest Transfer Company, Inc., 1981 East Murray Holladay Road, Suite 100, Salt Lake City, Utah 84115, and its telephone number is (801) 272-9294.

Description of preferred stock

The preferred stock authorized under our amended and restated charter may be issued from time to time in one or more series.  Our board of directors has the full authority permitted by law to establish, without further shareholder approval, one or more series and the number of shares constituting each such series and to fix by resolution full or limited, multiple or fractional, or no voting rights, and such designations, preferences, qualifications, privileges, limitations, restrictions, options, conversion rights and other special or relative rights of any series of the preferred stock that may be desired.  Our board of directors has designated a series of preferred stock as Series B redeemable preferred stock consisting of up to 275,000 shares.  The designations, rights and preferences of this series include:

•	a stated value of $100 per share,
•

the holders will be entitled to receive a 12% semi-annual dividend, payable in cash on March 1 and September 1 of each year after issuance providing that we are in compliance with our “Capital Covenants” (under the terms of our loan agreement with Apollo Investment Corporation, dated June 29, 2012, which we refer to as the Apollo Loan Agreement), as of the end of the prior fiscal quarter and on a pro forma basis on the dividend date, and there is no default or event of default (as set forth in the Apollo Loan Agreement) on the dividend date;

•	the dividend is cumulative, to the extent not paid in cash;
•

we are entitled to redeem the shares in our sole discretion without premium at the stated value plus any accrued but unpaid dividends, with a mandatory redemption on the later of the fifth anniversary of the date of issuance or the 30th day after the security termination under the Apollo Loan Agreement;

•	the Series B redeemable preferred stock is senior to all classes of our securities;
•	the shares are not convertible into any other class of our securities; and
•

the shares do not have any voting rights, except may be required under Tennessee law and with respect to the issuance of any new class of securities senior to or equal with the Series B redeemable preferred stock, in which case shareholders representing a majority of the Series B shares, voting as a class, must vote to approve the new issuance.

We do not have any shares of Series B redeemable preferred stock presently issued and outstanding.

Any preferred stock that we issue under this prospectus will have the voting, dividend, liquidation, redemption and conversion rights described below, unless otherwise provided in the prospectus supplement relating to a particular series of preferred stock. You should read the prospectus supplement relating to the particular series of preferred stock for specific terms of the series, including:

•	the title and liquidation preference per share and the number of shares offered;
•	the price at which shares of the series will be sold;
•

the form of dividend and dividend rate, if any, or method of calculation of dividends, the dates on which dividends will be payable, whether such dividends shall be cumulative or noncumulative and, if cumulative, the dates from which dividends will commence to accumulate;

•	any redemption or sinking fund provisions;
•	any conversion provisions; and
•	any additional dividend, liquidation, redemption or sinking fund provisions and other rights, preferences, privileges, limitations and restrictions of such preferred stock.

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When issued, the preferred stock will be fully paid and nonassessable.  Unless otherwise specified in the prospectus supplement relating to a series of preferred stock, in the event of a liquidation, each series of preferred stock will rank on a parity as to dividends and distributions with all other outstanding preferred stock, if any. The following is a discussion of terms we expect to be generally applicable to the preferred stock that we may issue from time to time. The particular terms relating to a series of preferred stock that we offer pursuant to this prospectus, which may be different from or in addition to the terms described below, will be set forth in a prospectus supplement relating to such series of preferred stock.

Voting Rights

If we issue shares of any series of preferred stock, holders of such shares will be entitled to one vote for each share held on matters on which holders of such series are entitled to vote, as set forth in the prospectus supplement with respect to such series or as expressly required by applicable law. The affirmative vote or consent of the holders of a majority of the outstanding shares of each series of preferred stock, unless our board of directors establishes a higher amount, voting as a separate class, will be required for any amendment of our charter that adversely changes any rights or preferences of such series of preferred stock.

Dividend Rights

Holders of the preferred stock of a particular series will be entitled to receive, when, as and if declared by our board of directors, out of our assets legally available therefor, cash dividends at such rates and on such dates as are set forth in the prospectus supplement relating to such series. The rate may be fixed or variable or both.  Our ability, however, to declare and pay cash dividends may be limited by the terms of the Apollo Loan Agreement or any other similar agreement which may then be in effect.  Dividends will be payable to the holders of record as they appear on our stock books on the record dates and dividend dates fixed by our board of directors or a duly authorized committee thereof.  Dividends on any series of preferred stock may be cumulative or noncumulative, as provided in the prospectus supplement relating to such series of preferred stock.  If our board of directors fails to declare a dividend payable on a dividend payment date on any series of preferred stock for which dividends are noncumulative, then the right to receive a dividend in respect of the dividend period ending on such dividend payment day will be lost, and we will have no obligation to pay the dividend accrued for that period, whether or not dividends are declared for any subsequent period.

If the prospectus supplement relating to a series of preferred stock so provides, when dividends are not paid in full upon any series of preferred stock and any other preferred stock ranking on a parity as to dividends with such series of preferred stock, all dividends declared upon such series of preferred stock and any other preferred stock ranking on a parity as to dividends will be declared pro rata so that the amount of dividends declared per share on such series and such other preferred stock will in all cases bear to each other the same ratio that accrued dividends per share on such series of preferred stock and such other preferred stock bear to each other.  Except as provided in the preceding sentence, unless full dividends, including, in the case of cumulative preferred stock, accumulations, if any, in respect of prior dividend payment periods on all outstanding shares of any series of preferred stock have been paid, no dividends, other than in shares of common stock or another stock ranking junior to such series of preferred stock as to dividends and upon liquidation, will be declared or paid or set aside for payment or other distributions made upon our common stock or any of our other stock ranking junior to such preferred stock, including other series of preferred stock ranking junior to such series of preferred stock, as to dividends. If the prospectus supplement relating to a series of preferred stock so provides, no common stock or any other stock, including other series of preferred stock, ranking junior to or on a parity with such series of preferred stock as to dividends or upon liquidation may be redeemed, purchased or otherwise acquired for any consideration, or any monies paid to or made available for a sinking fund for the redemption of any shares of any such stock, by us, while such preferred stock remains outstanding, except by conversion into or exchange for our stock ranking junior to such series of preferred stock as to dividends and upon liquidation.

The amount of dividends payable for each dividend period will be computed by annualizing the applicable dividend rate and dividing by the number of dividend periods in a year, except that the amount of dividends payable for the initial dividend period or any period shorter than a full dividend period will be computed on the basis of 30-day months, a 360-day year and the actual number of days elapsed in the period.

Liquidation and Distribution

In the event of any voluntary or involuntary liquidation, dissolution or winding up of our business, the holders of each series of preferred stock will be entitled to receive out of our assets available for distribution to shareholders, before any distribution of assets is made to holders of common stock or any other class of stock ranking junior to such series of preferred stock upon liquidation, liquidating distributions in the amount set forth in the prospectus supplement relating to such series of preferred stock. If, upon any voluntary or involuntary liquidation, dissolution or winding up of our business, the amounts payable with respect to the preferred stock of any series and any other shares of our stock ranking as to any such distribution on a parity with such series of preferred stock are not paid in full, the holders of the preferred stock of such series and of such other shares will share ratably in any such distribution of our assets in proportion to the full respective preferential amounts to which they are entitled.

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Redemption

A series of preferred stock may be redeemable, in whole or in part, at our option, and may be subject to mandatory redemption pursuant to a sinking fund or otherwise, in each case upon terms, at the times and the redemption prices and for the types of consideration set forth in the prospectus supplement relating to such series.

Conversion or Exchange Rights

The prospectus supplement relating to a series of preferred stock will state the terms, if any, on which shares of that series are convertible or exchangeable into shares of our common stock, debt securities or another series of our preferred stock. These provisions may allow or require the number of our shares of common stock or other securities to be received by holders of shares of preferred stock to be adjusted upon the occurrence of events described in the applicable prospectus supplement, including: the issuance of a stock dividend to common shareholders or a combination, subdivision or reclassification of common stock; the issuance of rights, warrants or options to all common and preferred shareholders entitling them to purchase common stock for an aggregate purchase price per share less than the current market price per share of common stock; and any other events described in the prospectus supplement. Unless the prospectus supplement relating to a series of preferred stock so provides, our preferred stock will have no preemptive rights.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of preferred stock or common stock, or any combination of these securities. Warrants may be issued independently or together with other securities and may be attached to or separate from any offered securities. Each series of warrants will be issued under a separate warrant agreement. The following outlines some of the general terms and provisions of the warrants that we may issue from time to time. Additional terms of the warrants and the applicable warrant agreement will be set forth in the applicable prospectus supplement.

The following descriptions, and any description of the warrants included in a prospectus supplement, may not be complete and is subject to and qualified in its entirety by reference to the terms and provisions of the applicable warrant agreement, which we will file with the Securities and Exchange Commission in connection with any offering of warrants.

General

The prospectus supplement relating to a particular issue of warrants will describe the terms of the warrants, including the following:

•	the title of the warrants;
•	the offering price for the warrants, if any;
•	the aggregate number of the warrants;
•	the terms of the security that may be purchased upon exercise of the warrants;
•	if applicable, the designation and terms of the securities that the warrants are issued with and the number of warrants issued with each security;
•	if applicable, the date from and after which the warrants and any securities issued with the warrants will be separately transferable;
•	the dates on which the right to exercise the warrants commence and expire;
•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;
•	if applicable, a discussion of material U.S. federal income tax considerations;
•	anti-dilution provisions of the warrants, if any;
•	redemption or call provisions, if any, applicable to the warrants; and
•	any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Exercise of Warrants

Each warrant will entitle the holder of the warrant to purchase the securities that we specify in the applicable prospectus supplement at the exercise price that we describe in the applicable prospectus supplement. Holders may exercise warrants at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will be void. Holders may exercise warrants as set forth in the prospectus supplement relating to the warrants being offered.

Until a holder exercises the warrants to purchase any securities underlying the warrants, the holder will not have any rights as a holder of the underlying securities by virtue of ownership of warrants.

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DESCRIPTION OF UNITS

We may issue units consisting of common stock, preferred stock, warrants or any combination of those securities. The applicable prospectus supplement will describe the terms of any units and the related offering in respect of which this prospectus is being delivered, including the following:

•

the terms of each of the securities included in the units, including whether and under what circumstances the securities included in the units may or may not be traded separately or exchanged for or converted into any other securities;

•	the terms of any unit agreement governing the units;
•	if applicable, a discussion of certain United States federal income tax considerations; and
•	the provisions for the payment, settlement, transfer or exchange of the units.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

A summary of any material United States federal income tax consequences to persons investing in the securities offered by this prospectus will be set forth in any applicable prospectus supplement. The summary will be presented for informational purposes only, however, and will not be intended as legal or tax advice to prospective purchasers. Prospective purchasers of securities are urged to consult their own tax advisors prior to any purchase of securities.

PLAN OF DISTRIBUTION

.

We may sell the securities in any one or more of the following ways:

•	directly to investors, including through a specific bidding, auction or other process;
•	to investors through agents;
•	directly to agents;
•	to or through brokers or dealers;
•	to the public through underwriting syndicates led by one or more managing underwriters;
•	in “at the market” offerings, within the meaning of Rule 415(a)(4) of the Securities Act of 1933, to or through a market maker or into an existing trading market on an exchange or otherwise;
•	to one or more underwriters acting alone for resale to investors or to the public; and
•	through a combination of any such methods of sale.

If we sell securities to a dealer acting as principal, the dealer may resell such securities at varying prices to be determined by such dealer in its discretion at the time of resale without consulting with us and such resale prices may not be disclosed in the applicable prospectus supplement.  Any underwritten offering may be on a best efforts or a firm commitment basis.

Sales of the securities may be effected from time to time in one or more transactions, including negotiated transactions:

•	at a fixed price or prices, which may be changed;
•	at market prices prevailing at the time of sale;
•	at prices related to prevailing market prices; or
•	at negotiated prices.

Any of the prices may represent a discount from the then prevailing market prices.

In connection with the sale of any of the securities, underwriters or agents may receive compensation from us in the form of underwriting discounts or commissions and may also receive compensation from purchasers of the securities, for whom they may act as agents, in the form of discounts, concessions or commissions.  Underwriters may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents.  Discounts, concessions and commissions may be changed from time to time. Dealers and agents that participate in the distribution of the securities may be deemed to be underwriters under the Securities Act of 1933, and any discounts, concessions or commissions they receive from us and any profit on the resale of securities they realize may be deemed to be underwriting compensation under applicable federal and state securities laws.

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The applicable prospectus supplement will, where applicable:

•	identify any such underwriter, dealer or agent;
•	describe any compensation in the form of discounts, concessions, commissions or otherwise received from us by each such underwriter or agent and in the aggregate by all underwriters and agents;
•	describe any discounts, concessions or commissions allowed by underwriters to participating dealers;
•	identify the amounts underwritten; and
•	identify the nature of the underwriter’s or underwriters’ obligation to take the securities.

Unless otherwise specified in the related prospectus supplement, each series of securities will be a new issue with no established trading market, other than our common stock, which is listed on the NYSE. We expect that any common stock sold pursuant to a prospectus supplement will be listed on the NYSE, subject to official notice of issuance. We may elect to list any series of preferred stock on an exchange, but we are not obligated to do so. It is possible that one or more underwriters may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of, or the trading market for, any offered securities.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If disclosed in the applicable prospectus supplement, in connection with those derivative transactions, third parties may sell securities covered by this prospectus and such prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or from others to settle those short sales or to close out any related open borrowings of securities, and may use securities received from us in settlement of those derivative transactions to close out any related open borrowings of securities. If the third party is or may be deemed to be an underwriter under the Securities Act of 1933, it will be identified in the applicable prospectus supplements.

Until the distribution of the securities is completed, rules of the SEC may limit the ability of any underwriters and selling group members to bid for and purchase the securities. As an exception to these rules, underwriters are permitted to engage in some transactions that stabilize the price of the securities. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the securities.

Underwriters may engage in overallotment. If any underwriters create a short position in the securities in an offering in which they sell more securities than are set forth on the cover page of the applicable prospectus supplement, the underwriters may reduce that short position by purchasing the securities in the open market.

The lead underwriters may also impose a penalty bid on other underwriters and selling group members participating in an offering. This means that if the lead underwriters purchase securities in the open market to reduce the underwriters’ short position or to stabilize the price of the securities, they may reclaim the amount of any selling concession from the underwriters and selling group members who sold those securities as part of the offering.

In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resales of the security before the distribution is completed.

We do not make any representation or prediction as to the direction or magnitude of any effect that the transactions described above might have on the price of the securities. In addition, we do not make any representation that underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

Under agreements into which we may enter, underwriters, dealers and agents who participate in the distribution of the securities may be entitled to indemnification by us against or contribution towards certain civil liabilities, including liabilities under the applicable securities laws.

Underwriters, dealers and agents may engage in transactions with us or perform services for us in the ordinary course of business.

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If indicated in the applicable prospectus supplement, we will authorize underwriters or other persons acting as our agents to solicit offers by particular institutions to purchase securities from us at the public offering price set forth in such prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in such prospectus supplement.  Each delayed delivery contract will be for an amount no less than, and the aggregate amounts of securities sold under delayed delivery contracts shall be not less nor more than, the respective amounts stated in the applicable prospectus supplement. Institutions with which such contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but will in all cases be subject to our approval.  The obligations of any purchaser under any such contract will be subject to the conditions that:

•	the purchase of the securities shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which the purchaser is subject, and
•	if the securities are being sold to underwriters, we shall have sold to the underwriters the total amount of the securities less the amount thereof covered by the contracts.

The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts.

To comply with applicable state securities laws, the securities offered by this prospectus will be sold, if necessary, in such jurisdictions only through registered or licensed brokers or dealers. In addition, securities may not be sold in some states unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by Pearlman Schneider LLP, 2200 Corporate Boulevard, N.W., Suite 210, Boca Raton, Florida  33431. In rendering its opinion, as to specific applications regarding Tennessee law and the Tennessee Business Corporation Act, Pearlman Schneider LLP has relied on the supporting opinion of Anna E. Corcoran, Esq., our Assistant General Counsel and a member of the Bar of the State of Tennessee, which has been filed as an exhibit to the registration statement of which this prospectus is a part.

EXPERTS

The consolidated financial statements of Miller Energy Resources, Inc. and subsidiaries as of April 30, 2012 and 2011, and for the years then ended, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered accounting firm, incorporated by reference herein, and upon the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Miller Energy Resources, Inc. and subsidiaries as of April 30, 2010, and for the year then ended, has been incorporated by reference herein in reliance upon the report of Sherb & Co., LLP, independent registered accounting firm, incorporated by reference herein, and upon the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, we file reports, proxy statements and other information with the SEC.  Certain of our SEC filings are available over the Internet at the SEC's web site at http://www.sec.gov.  You may also read and copy any document we file with the SEC at its public reference facilities:

Public Reference Room Office

100 F Street, N.E.

Room 1580

Washington, D.C. 20549

You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Callers in the United States can also call 1-202-551-8090 for further information on the operations of the public reference facilities.

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INFORMATION INCORPORATED BY REFERENCE

The Securities and Exchange Commission allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the Securities and Exchange Commission will update and supersede this information. We incorporate by reference the documents listed below, any of such documents filed since the date this registration statement was filed and any future filings with the Securities and Exchange Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the termination of the offering of securities covered by this prospectus:

•	Annual Report on Form 10-K for the year ended April 30, 2012 as filed on July 16, 2012 and amended on August 28, 2012, and further amended on September 6, 2012,
•	Current Report on Form 8-K as filed on July 17, 2012,
•	Current Report on Form 8-K as filed on July 26, 2012,
•	Current Report on Form 8-K as filed on July 27, 2012 and amended on August 1, 2012,
•	Current Report on Form 8-K as filed on July 31, 2012,
•	Current Report on Form 8-K as filed on August 1, 2012,
•	Current Report on Form 8-K as filed on August 17, 2012,
•	Current Report on Form 8-K/A as filed on August 27, 2012, and
•	Current Report on Form 8-K as filed on September 4, 2012.

We will provide without charge to any person to whom this prospectus is delivered, on the written or oral request of such person, a copy of any or all of the foregoing documents incorporated by reference, excluding exhibits, unless we have specifically incorporated an exhibit in the incorporated document. Written requests should be directed to: Corporate Secretary, Miller Energy Resources, Inc., 9721 Cogdill Road, Suite 302, Knoxville, TN  37932.

Each document or report subsequently filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date hereof and prior to the termination of the offering of the securities shall be deemed to be incorporated by reference into this prospectus and to be a part of this prospectus from the date of filing of such document, unless otherwise provided in the relevant document. Any statement contained herein, or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of the registration statement and this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the registration statement or this prospectus.

The information relating to our company contained in this prospectus and the accompanying prospectus supplement is not comprehensive, and you should read it together with the information contained in the incorporated documents.

LIMITATION ON DIRECTORS’ AND OFFICERS’ LIABILITY AND COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

The Tennessee Business Corporation Act provides that a corporation may indemnify any of its directors and officers against liability incurred in connection with a proceeding if:

•	the director or officer acted in good faith;

•	in the case of conduct in his or her official capacity with the corporation, the director or officer reasonably believed such conduct was in the corporation’s best interest;

•	in all other cases, the director or officer reasonably believed that his or her conduct was not opposed to the best interest of the corporation; and

•	in connection with any criminal proceeding, the director or officer had no reasonable cause to believe that his conduct was unlawful.

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In actions brought by or in the right of the corporation, however, the Tennessee Business Corporation Act provides that no indemnification may be made if the director or officer was adjudged to be liable to the corporation. In cases where the director or officer is wholly successful, on the merits or otherwise, in the defense of any proceeding instituted because of his or her status as an officer or director of a corporation, the Tennessee Business Corporation Act mandates that the corporation indemnify the director or officer against reasonable expenses incurred in the proceeding. The Tennessee Business Corporation Act also provides that in connection with any proceeding charging improper personal benefit to an officer or director, no indemnification may be made if the officer or director is adjudged liable on the basis that personal benefit was improperly received. Notwithstanding the foregoing, the Tennessee Business Corporation Act provides that a court of competent jurisdiction, upon application, may order that an officer or director be indemnified for reasonable expenses if, in consideration of all relevant circumstances, the court determines that the individual is fairly and reasonably entitled to indemnification, notwithstanding the fact that:

•	the officer or director was adjudged liable to the corporation in a proceeding by or in the right of the corporation;

•	the officer or director was adjudged liable on the basis that personal benefit was improperly received by him or her; or

•	the officer or director breached his or her duty of care to the corporation.

Our board of directors has adopted these provisions to indemnify our directors, executive officers and agents.

The Tennessee Business Corporation Act also provides that a corporation may limit the liability of a director for monetary damages in the event of a breach of fiduciary duty. Our shareholders approved an amendment to our charter to provide for this limitation on our directors’ liability.

Insofar as the limitation of, or indemnification for, liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or persons controlling us pursuant to the foregoing, or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such limitation or indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

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TABLE OF CONTENTS

Page

About This Prospectus

2

Available Information

2

The Company

3

Cautionary Statements Regarding Forward

Looking Information

3

Risk Factors

4

Use of Proceeds

4

Ratio of Earnings to Fixed Charges

5

General Description of the Offered Securities

5

Description of Our Capital Stock

5

Description of Warrants

8

Description Of Units

9

Material Federal Income Tax Consequences

9

Plan of Distribution

9

Legal Matters

11

Experts

11

Information Incorporated By Reference

12

Limitation On Directors’ and Officers’ Liability

and Commission Position on Indemnification for

Securities Act Liabilities

12

$500,000,000 MILLER ENERGY RESOURCES, INC. ——————— PROSPECTUS ——————— September 18, 2012